                                  EXHIBIT 23

             [LETTERHEAD OF MILLER, MAYER, SULLIVAN & STEVENS LLP]

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CKF Bancorp, Inc.

We consent to incorporation by reference in the registration statement (No. 33-83972) of Form S-8 of CKF Bancorp, Inc. of our report dated January 21, 1998, relating to the consolidated balance sheets of CKF Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of CKF Bancorp, Inc.

/s/ Miller, Mayer, Sullivan, & Stevens, LLP

Lexington, Kentucky
March 17, 1998